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                                                                    EXHIBIT 11.1

                                 COINSTAR, INC.

                       COMPUTATION OF EARNINGS PER SHARE

    Calculations of net loss per share are based on the following:

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
                                    NINE MONTH PERIODS     THREE MONTH PERIODS
                                   ENDED SEPTEMBER 30,     ENDED SEPTEMBER 30,
                                  ----------------------  ----------------------
                                     1998        1997        1998        1997
                                  ----------  ----------  ----------  ----------
Weighted average common and
  equivalent shares
  outstanding...................  15,128,270  11,370,787  15,187,244  14,199,582
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